Exhibit 14.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) No. 333-104426 and 333-59058 pertaining to Global Sources Equity Compensation Plans Numbers I, II, III, IV, V, VI and VII of Global Sources Ltd and in the Registration Statement (Form F-3/A) No. 333-114411 pertaining to the prospectus of Global Sources Ltd. of our report dated March 21, 2006, with respect to the consolidated financial statements of Global Sources Ltd. and its subsidiaries included in the Annual Report (Form 20-F) for the year ended December 31, 2005.

/s/ ERNST & YOUNG
Singapore
June 6, 2006